Exhibit 4.4

EXECUTION COPY

SUBSCRIPTION AGENT AGREEMENT

THIS SUBSCRIPTION AGENT AGREEMENT (“Agreement”) between CENTRAL PACIFIC FINANCIAL CORP., a Hawaii corporation (the “Company”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), is dated as of March 30, 2011.

1.                                       Appointment.

(a)                                  The Company will be distributing at no charge to its shareholders of record as of 5:00 p.m., Eastern time, on February 17, 2011 (the “Record Date”), transferable subscription rights (the “Rights”) to purchase up to an aggregate of two million (2,000,000) shares of the Company’s common stock, no par value per share (the “Common Stock”) in a rights offering (the “Rights Offering”).  Each shareholder will receive one Right for each share of Common Stock owned as of the Record Date.  Each Right entitles the holder thereof to purchase 1.3081 shares of Common Stock at a purchase price of $10 per share (the “Subscription Price”).  The term “Subscribed” shall mean submitted for purchase from the Company by a rights holder in accordance with the terms of the Rights Offering, and the term “Subscription” shall mean any such submission.

(b)                                 The Rights Offering will expire at 5:00 p.m., Eastern time, on the date specified in the Prospectus (as defined below) (the “Expiration Time”).

(c)                                  The Company filed a Registration Statement on Form S-1 (File No. 333-172479) relating to the Rights Offering with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, on February 28, 2011 (the “Registration Statement”).  The terms of the Rights Offering will be more fully described in the Prospectus (the “Prospectus”) forming part of the Registration Statement at the time such Registration Statement is declared effective by the SEC.  A draft of the Prospectus has been previously to the Subscription Agent (as defined below).  The Company will provide the final Prospectus to the Subscription Agent as soon as it is available.  Wells Fargo, in its capacity as transfer agent, has provided the Company with a list of holders of Common Stock as of the Record Date (the “Record Stockholders List”).

(d)                                 The Company hereby appoints Wells Fargo to act as subscription agent (the “Subscription Agent”) for the Rights Offering in accordance with and subject to the following terms and conditions.

2.                                       Subscription Rights.

(a)                                  The Rights are evidenced by subscription rights certificates (the “Rights Certificates”), a draft of which has been provided to the Subscription Agent and the final form of which will be filed as an exhibit to an amendment of the Registration Statement.  The Rights Certificates entitle the holders to subscribe, upon payment of the Subscription Price, for 1.3081 shares of Common Stock for each Right (the “Basic Subscription Right”).

(b)                                 The Rights Offering includes an over-subscription privilege entitling holders that timely and fully exercise their Basic Subscription Right to subscribe and pay the Subscription

Price for additional shares of Common Stock to the extent not subscribed by other rights holders (the “Over-Subscription Privilege”).  Reference is made to the Prospectus for a complete description of the Basic Subscription Right and the Over-Subscription Privilege and the proration thereof.

(c)                                  Fractional shares will not be issued. Fractional shares resulting from the exercise of the Basic Subscription Rights and the Over-Subscription Privileges on an aggregate basis as to any rights holder will be eliminated by rounding down to the nearest whole share.

3.                                       Duties of Subscription Agent.  As Subscription Agent, Wells Fargo is authorized and directed to:

(a)                                  Upon the Company’s instruction, issue the Rights Certificates in accordance with this Agreement in the names of the holders of the Common Stock of record or other nominees on the Record Date, keep such records as are necessary for the purpose of recording such issuance, and furnish a copy of such records to the Company.  The Rights Certificates may be signed on behalf of the Subscription Agent by the manual or facsimile signature of a Vice President or Assistant Vice President of the Subscription Agent, or by the manual signature of any of its other authorized officers.

(b)                                 If requested by the Company, print copies of all documents sent to Wells Fargo by the Company that are to be mailed by Wells Fargo to holders of Rights (listed in sections (3)(c)(i) and (ii) of this Agreement), including those documents to be mailed to the Company’s 401(k) participants (listed in section (3)(c)(iii) of this Agreement).

(c)                                  Promptly after the documents are finalized for mailing:

(i)                                     mail or cause to be mailed, by first class mail, or deliver (which delivery may be done electronically through the facilities of the Depository Trust Company (“DTC”) or otherwise) to each holder of Common Stock of record on the Record Date that is a resident of the United States, (1) a Rights Certificate evidencing the Rights to which such shareholder is entitled under the Rights Offering, (2) a copy of the Prospectus, (3) a suitable cover letter in the form supplied by the Company, (4) instructions as to the use of the Rights Certificate, (5) Notice of Guaranteed Delivery, (6) notice of tax information, and (7) a return envelope addressed to the Subscription Agent.

(ii)                                  mail or cause to be mailed, by first class mail, or deliver (which delivery may be done electronically through the facilities of DTC or otherwise) to each security dealer, commercial bank, trust company and other nominee that is a holder of Common Stock of record on the Record Date and that is a resident of the United States, (1) a form of letter that may be sent to their clients for whose accounts they hold shares of Common Stock registered in their name or the name of their nominee, (2) a Beneficial Owner Election Form, and (3) a Nominee Holder Certification, in addition to the mailing or delivery of the documents listed in paragraph (3)(c)(i) above.

(iii)                               if requested by the Company, mail or cause to be mailed, by first class mail, or deliver to each holder of Common Stock on the Record Date through the Company’s 401(k) plan, (1) a copy of the Prospectus, (2) a suitable cover letter in the form supplied by

Vanguard, (3) a Q&A letter explaining the election for 401(k) plan participants to participate in the Rights Offering, (4) a Rights Offering Election Form, and (5) a return envelope addressed to the 401(k) tabulating agent.  A list of 401(k) plan participants and addresses will be provided to Wells Fargo from Vanguard at least two (2) business days prior to the expected mailing date.

(d)                                 Mail or cause to be mailed, by first class mail, or deliver (which delivery may be done electronically through the facilities of DTC or otherwise) to each assignee or transferee of Rights upon receiving appropriate documents to register the assignment or transfer thereof the documents listed in section 3(c)(i) of this Agreement. All Rights Certificates issued upon any registration of transfer or exchange of Rights Certificates shall be the valid obligations of the Company, evidencing the same obligations, and entitled to the same benefits under this Agreement, as the Rights Certificates surrendered for such registration of transfer or exchange.

(e)                                  Accept Subscriptions upon the due exercise (including payment of the Subscription Price) on or prior to the Expiration Time of Rights in accordance with the terms of the Rights Certificates and the Rights Offering.

(f)                                    Subject to the next sentence, accept Subscriptions from shareholders whose Rights Certificates are alleged to have been lost, stolen or destroyed upon receipt by Wells Fargo of an affidavit of theft, loss or destruction and a bond of indemnity in form and substance reasonably satisfactory to Wells Fargo, accompanied by payment of the Subscription Price for the total number of Rights Subscribed for.  Upon receipt of such affidavit and bond of indemnity and compliance with any other applicable requirements, stop orders shall be placed on said Rights Certificates and Wells Fargo shall withhold delivery of the Rights Subscribed for until after the Rights Certificates have expired and it has been determined that the Rights evidenced by the Rights Certificates have not otherwise been purported to have been exercised or otherwise surrendered.

(g)                                 Accept Subscriptions, without further authorization or direction from the Company, without procuring supporting legal papers or other proof of authority to sign (including without limitation proof of appointment of a fiduciary or other person acting in a representative capacity), and without signatures of co-fiduciaries, co-representatives or any other person:

(i)                                     if the Rights Certificate is registered in the name of a fiduciary and is executed by, and the shares of Common Stock are to be issued in the name of, such fiduciary;

(ii)                                  if the Rights Certificate is registered in the name of a corporation or other entity and is executed by a person in a manner which appears or purports to be done in the capacity of an officer, or agent thereof, provided the shares of Common Stock are to be issued in the name of such corporation or entity; or

(iii)                               if the Rights Certificate is registered in the name of an individual and is executed by a person purporting to act as such individual’s executor, administrator or personal representative, provided, the shares of Common Stock are to be registered in the name of the subscriber as executor or administrator of the estate of the deceased registered holder and there is no evidence indicating the subscriber is not the duly authorized representative that he purports to

be.  The signature of the person purporting to act as such individual’s executor, administrator or personal representative must be Medallion Signature Guaranteed.

(h)                                 Accept Subscriptions not accompanied by Rights Certificates if submitted by a broker, commercial bank or trust company that held the Rights in street name (electronically through the facilities of DTC) having an office in the United States and accompanied by proper payment for the total number of Rights Subscribed for.

(i)                                     Refer to the Company, for specific instructions as to acceptance or rejection, Subscriptions received after the Expiration Time, Subscriptions not authorized to be accepted, Subscriptions purported to be made by holders of Rights that are not residents of the United States, and Subscriptions otherwise failing to comply with the terms and conditions of the Rights Certificates and the Rights Offering.

4.                                       Acceptance of Subscriptions.  Upon acceptance of a Subscription, Wells Fargo shall from time to time during the Rights Offering:

(a)                                  Hold all monies received in a dedicated, non-interest bearing account for the benefit of the Company.

(b)                                 Advise the Company weekly by email transmission and confirm by facsimile transmission to the attention of Glenn K.C. Ching (the “Company Representative”) as to the total number of shares of Common Stock Subscribed for and the amount of funds received, with cumulative totals for each; and in addition advise the Company Representative, by email transmission and confirmed by facsimile transmission, of the amount of funds received identified in accordance with (a) above, deposited, available or transferred in accordance with (a) above, with cumulative totals; and

(c)                                  As promptly as possible but in any event on or before 3:30 p.m., Eastern time, on the first full business day following the Expiration Time, advise the Company Representative in accordance with (b) above of the number of shares Subscribed for and the amount of funds received.

(d)                                 As promptly as possible but in any event on or before 3:30 p.m., Eastern time, on the first full business day following the Expiration Time, advise the Company Representative of the number of shares subscribed for by each director and officer of the Company listed on a schedule previously provided to the Subscription Agent using such individual’s registered account with Wells Fargo and as promptly as possible but in any event on or before 3:30 p.m., Eastern time, on the first full business day following the date of issuance, advise the Company Representative of the number of shares issued to each such individual.

5.                                       Completion of Rights Offering. Promptly following the Expiration Time, Wells Fargo shall:

(a)                                  distribute to the Company the funds from exercise of the Basic Subscription Rights and Over-Subscription Privilege, and

(b)                                 shall issue (in physical form, by DRS book-entry or electronically through the facilities of DTC, in each case in a manner approved by the Company) shares of Common Stock issuable with respect to Subscriptions that have been accepted.  Wells Fargo will not be obligated to calculate or pay interest to any holder or any other party claiming through a holder or otherwise.

6.                                       Procedure for Discrepancies.  Wells Fargo shall follow its regular procedures to attempt to reconcile any discrepancies between the number of shares of Common Stock that any Rights Certificate may indicate are to be issued to a rights holder and the number that the Record Shareholders List indicates may be issued to such rights holder.  In any instance where Wells Fargo cannot reconcile such discrepancies by following such procedures, Wells Fargo will consult with the Company for instructions as to the number of shares of Common Stock, if any, it is authorized to issue.  In the absence of such instructions, Wells Fargo is authorized not to issue any shares of Common Stock to such rights holder.

7.                                       Procedure for Deficient Items.  Wells Fargo shall examine the Rights Certificates received by it as Subscription Agent to ascertain whether they appear to have been properly completed and executed.  In the event Wells Fargo determines that any Rights Certificate does not appear to have been properly completed or executed, or where any Rights Certificate does not appear to be in proper form for Subscription, or any other irregularity in connection with the Subscription appears to exist, Wells Fargo shall follow, where possible, its regular procedures to attempt to cause such irregularity to be corrected.  Wells Fargo is not authorized to waive any irregularity in connection with the Subscription, unless Wells Fargo shall have received from the Company instructions given by an authorized officer of the Company, that any irregularity in such Rights Certificate has been cured or waived and that such Subscription has been accepted by the Company.  If any such irregularity is neither corrected nor waived, Wells Fargo will return to the subscribing rights holder (at its option by either first class mail under a blanket surety bond or insurance protecting Wells Fargo and the Company from losses or liabilities arising out of the non-receipt or nondelivery of Rights Certificates or by registered mail insured separately for the value of such Rights Certificates) to such rights holder’s address as set forth in the Subscription any Rights Certificates surrendered in connection therewith and any other documents received with such Rights Certificates, and a letter of notice to be furnished by the Company explaining the reasons for the return of the Rights Certificates and other documents.

8.                                       Date/Time Stamp.  Each document received by Wells Fargo relating to its duties hereunder, including all subscription documents, shall be dated and time stamped when received.

9.                                       Transfer Procedures.  If shares of Common Stock are to be issued by Wells Fargo to a person other than the person in whose name a surrendered Rights Certificate is registered, Wells Fargo shall issue no shares until the signature on the Rights Certificate so surrendered has been Medallion Signature Guaranteed.

10.                                 Tax Reporting.  Should any issue arise regarding federal income tax reporting or withholding, Wells Fargo shall take such action as the Company reasonably instructs in writing.

11.                                 Termination.  The Company may terminate this Agreement at any time by so notifying Wells Fargo in writing.  Wells Fargo may terminate this Agreement upon 60 days’ prior written notice to the Company.  Upon any such termination, Wells Fargo shall be relieved and discharged of any further responsibilities with respect to its duties hereunder.  Upon payment of all Wells Fargo’s outstanding fees and expenses, Wells Fargo shall forward to the Company or its designee promptly any Rights Certificate or other document relating to Wells Fargo’s duties hereunder that Wells Fargo may receive after its appointment has so terminated.  Sections 12, 13, 14 and 19 of this Agreement shall survive any termination of this Agreement.

12.                                 Authorizations and Protections.  As agent for the Company, Wells Fargo:

(a)                                  shall have no duties or obligations other than those specifically set forth herein or in the Prospectus or as may subsequently be agreed to in writing by Wells Fargo and the Company;

(b)                                 shall be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value, or genuineness of any Rights Certificates surrendered to Wells Fargo hereunder or shares of Common Stock issued in exchange therefor, and will not be required to or be responsible for and will make no representations as to, the validity, sufficiency, value or genuineness of the Rights Offering;

(c)                                  shall not be obligated to take any legal action hereunder; if, however, Wells Fargo determines to take any legal action hereunder, and where the taking of such action might, in Wells Fargo’s reasonable judgment, subject or expose it to any expense or liability, Wells Fargo shall not be required to act unless it shall have been furnished with an indemnity reasonably satisfactory to it;

(d)                                 may rely on and shall be fully authorized and protected in acting or failing to act upon any certificate, instrument, opinion, notice, letter, telegram, telex, facsimile transmission or other document or security delivered to Wells Fargo and believed by it to be genuine and to have been signed by the proper party or parties;

(e)                                  shall not be liable or responsible for any statement contained in the Prospectus or any other documents relating thereto;

(f)                                    shall not be liable or responsible for any failure on the part of the Company to comply with any of its covenants and obligations relating to the Rights Offering, including without limitation obligations under applicable securities laws;

(g)                                 may rely on and shall be fully authorized and protected in acting or failing to act upon the written, telephonic or oral instructions of officers of the Company with respect to any matter relating to Wells Fargo acting as Subscription Agent covered by this Agreement (or supplementing or qualifying any such actions);

(h)                                 may consult with counsel satisfactory to Wells Fargo, including internal counsel, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered, or omitted by Wells Fargo hereunder in good faith and in reliance upon the advice of such counsel; and

(i)                                     are not authorized, and shall have no obligation, to pay any brokers, dealers, or soliciting fees to any person.

Notwithstanding the foregoing, Wells Fargo shall be required to carry out its responsibilities under this Agreement diligently and shall be responsible for acts or omissions resulting from its negligence or intentional misconduct.

13.                                 Indemnification.  The Company agrees to indemnify Wells Fargo for, and hold it harmless from and against, any loss, liability, claim or expense (“Loss”) arising out of or in connection with Wells Fargo’s performance of its duties under this Agreement or this appointment, including the costs and expenses of defending itself against any Loss or enforcing this Agreement, except to the extent that such Loss shall have been determined by a court of competent jurisdiction to be a result of Wells Fargo’s negligence or intentional misconduct.

14.                                 Limitation of Liability.

(a)                                  In the absence of negligence or intentional misconduct on its part, Wells Fargo shall not be liable for any action taken, suffered, or omitted by it or for any error of judgment made by it in the performance of its duties under this Agreement.  Anything in this Agreement to the contrary notwithstanding, in no event shall Wells Fargo be liable for special, indirect, incidental or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if Wells Fargo has been advised of the likelihood of such damages and regardless of the form of action.

(b)                                 In the event any question or dispute arises with respect to the proper interpretation of this Agreement or Wells Fargo’s duties hereunder or the rights of the Company or of any holders surrendering Rights Certificates for shares of Common Stock pursuant to the Rights Offering, Wells Fargo shall not be required to act and shall not be held liable or responsible for refusing to act until the question or dispute has been judicially or mutually settled (and Wells Fargo may, if it deems it advisable, but shall not be obligated to, file a suit in interpleader or for a declaratory judgment for such purpose) by final judgment rendered by a court of competent jurisdiction, binding on all parties interested in the matter which is no longer subject to review or appeal, or settled by a written document in form and substance satisfactory to Wells Fargo and executed by the Company and each such shareholder and party.  In addition, Wells Fargo may require for such purpose, but shall not be obligated to require, the execution of such written settlement by all the rights holders and all other parties that may have an interest in the settlement.

15.                                 Representations, Warranties and Covenants.  The Company represents, warrants and covenants that (a) it is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) the making and consummation of the Rights Offering and the execution, delivery and performance of all transactions contemplated thereby (including without limitation this Agreement) have been duly authorized by all necessary corporate action and will not result in a breach of or constitute a default under the articles of incorporation or bylaws of the Company or any indenture, agreement or instrument to which either is a party or is bound, (c) this Agreement has been duly executed and delivered by the Company and constitutes a legal, valid, binding obligation of the Company, enforceable against the Company in accordance with its terms and (d) the Rights Offering will comply in all material respects with all material applicable requirements of law.

16.                                 Notices.  All notices, demands and other communications given pursuant to the terms and provisions hereof shall be in writing, shall (except as provided for in Section 18 hereof) be deemed effective on the date of receipt, and may be sent by facsimile, overnight delivery services, or by certified or registered mail, return receipt requested to:

If to the Company:

Central Pacific Financial Corp.
220 South King Street, 22nd Floor
Honolulu, Hawaii 96813
Attn:  Glenn K.C. Ching
Telephone:  (808) 544-3531
Fax:  (808) 532-5165

with a copy to:

Alison S. Ressler
Sullivan & Cromwell LLP
1888 Century Park East, Suite 2100
Los Angeles, California 90067
Telephone:  (310) 712-6600
Fax:  (310) 712-8800

If to Wells Fargo:

Wells Fargo Bank, N.A.
Shareowner Services
Attn: Account Management
161 N. Concord Exchange
South St. Paul, MN 55075
Telephone:  (800) 689-8788
Fax:  (651) 450-4078

17.                                 Specimen Signatures.  Set forth in Exhibit 1 hereto is a list of the names and specimen signatures of the persons authorized to act for the Company under this Agreement.  The Secretary of the Company shall, from time to time, certify to Wells Fargo the names and signatures of any other persons authorized to act for the Company, as the case may be, under this Agreement.

18.                                 Instructions.  Any instructions given to Wells Fargo orally, as permitted by any provision of this Agreement, shall, upon the request of Wells Fargo, be confirmed in writing by the Company (which for these purposes only may be undertaken by e-mail transmission) as soon as practicable.  Wells Fargo shall not be liable or responsible and shall be fully authorized and protected for acting, or failing to act, in accordance with any oral instructions which do not conform with the written confirmation received in accordance with this Section.

19.                                 Fees.  Whether or not any Rights Certificates are surrendered to Wells Fargo, for its services as Subscription Agent hereunder, the Company shall pay to Wells Fargo those fees set forth on a schedule previously provided to the Company, together with reimbursement for reasonable, documented out-of-pocket expenses.  All amounts owed to Wells Fargo hereunder are due upon receipt of the invoice.

20.                                 Force Majeure.  Wells Fargo shall not be liable for any failure or delay arising out of conditions beyond its reasonable control including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, storms, electrical, mechanical, computer or communications facilities failures, acts of God or similar occurrences.

21.                                 Miscellaneous.

(a)                                  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota without giving effect to conflict of laws, rules or principles.

(b)                                 No provision of this Agreement may be amended, modified or waived, except in writing signed by both of the parties hereto.

(c)                                  In the event that any claim of inconsistency between this Agreement and the terms of the Rights Offering, as they may from time to time be amended, arises the terms of the Rights Offering shall control, except with respect to Wells Fargo’s duties, liabilities and rights, including without limitation compensation and indemnification, which shall be controlled by the terms of this Agreement.

(d)                                 If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement among the parties hereto to the full extent permitted by applicable law.

(e)                                  This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of the parties hereto.

(f)                                    This Agreement may not be assigned by any party without the prior written consent of the other party.

(g)                                 This Agreement may be executed in counterparts, each of which, when taken together, shall constitute one and the same agreement, and each of which may be delivered by the parties by facsimile or other electronic transmission, which shall not impair the validity of such counterparts.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the day and year above written.

CENTRAL PACIFIC FINANCIAL CORP.

By:	/s/ Glenn K.C. Ching
	Name:	Glenn K.C. Ching
	Title:	Senior Vice President and General Counsel

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Subscription Agent

By:	/s/ Suzanne M. Swits
	Name:	Suzanne M. Swits
	Title:	Vice President

Exhibit 1: List of Authorized Representatives

EXHIBIT 1

List of Authorized Representatives

Name	Title	Signature

Glenn K.C. Ching	Senior Vice President and General Counsel	/s/ Glenn K.C. Ching

David Morimoto	Senior Vice President and Treasurer	/s/ David Morimoto

Catherine Ngo	Executive Vice President and Chief Administrative Officer	/s/ Catherine Ngo

FEE SCHEDULE

CENTRAL PACIFIC FINANCIAL CORP COMMON STOCK

ADMINISTRATION, SET-UP & MAINTENANCE FEES

MAILING

TRANSACTION PROCESSING

EXPENSES

TOTAL ESTIMATED FEES AND EXPENSES	$83,000.00